ENERGY FOCUS, INC. REPORTS SECOND QUARTER 2010 RESULTS
PROVIDES THIRD QUARTER FORECAST

SOLON, Ohio, August 12, 2010 — Energy Focus, Inc. (NASDAQ: EFOI) today announced financial results for the second quarter ended June 30, 2010 and forecast for third quarter 2010 sales and cash projections.

Financial and operating highlights for the second quarter of 2010 include the following:

•	Net sales from continuing operations increased in the second quarter of 2010 to $9.0 million, compared to $3.3 million for the second quarter of 2009, with 55% of net sales from continuing operations, for the quarter, attributable to the new Stones River Companies, LLC (“SRC”) solutions business unit.

•	The company finished the quarter with a balance sheet showing cash in the amount of $2.1 million and total shareholders’ equity of $8.7 million. Cash generation for the second quarter of 2010 was $0.3 million, compared to cash utilization of $1.2 million in the second quarter of 2009. Excluding net proceeds from financing activities, the company had a cash usage of $28,000 in the second quarter 2010.

•	Excluding a one-time non-cash charge of $0.3 million related to the revaluation of warrants to purchase shares of our common stock, operating expenses were flat compared to the second quarter of 2009.

•	An additional $2.5 million, for a total of $19.0 million, in lighting retrofit contracts secured for work expected to be substantially completed in 2010.

The forecast for Q3 and 2010 include the following:

•	Net sales from continuing operations to exceed $9.0 million in the third quarter 2010 versus $3.0 million in the third quarter 2009, with an estimated 50% to 60% of the net sales attributable to the new SRC solutions business unit. Sales of $35 million are anticipated for 2010.

•	Net cash outflow from continuing operations for the third quarter 2010 is expected to be cash neutral compared to a net cash outflow from continuing operations of $2.3 million in the third quarter 2009. The company expects to be net cash flow positive from operations in 2010.

•	An additional $2.8 million, for a total of $21.8 million, in lighting retrofit contracts secured by the end of the third quarter for work expected to be substantially completed in 2010.

“We continue to be delighted with the performance of our SRC solutions and US products businesses in the second quarter,” said Joe Kaveski, CEO of Energy Focus, Inc. “Rob Wilson, Steve Gasperson and their teams have helped sustain our first quarter’s sales momentum by securing $19.0 million in lighting solutions contracts which we expect to mostly complete in 2010 and $9.0 million in total sales recorded for the second quarter 2010. We expect to see continued good performance from both our solutions and product groups in the third quarter as further solutions contracts are secured and more customers choose EFOI’s energy efficient LED products.”

Energy Focus management will host a conference call on Thursday, August 12, 2010 at 4:30 p.m. EDT (1:30 p.m. PDT) to review the second quarter 2010 financial results and other corporate events, followed by a Q & A session. Dialing 1-888-206-4893 (US/Canada) or 1-913-312-0862 (International/Local), participants can access the conference call. The conference ID number is 6561948. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins.

The conference call will also be available over the Internet at http://www.energyfocusinc.com in the Investor Relations area of the site. A replay of the conference call will be available two hours after the call for the following 7 days by dialing 1-888-206-4893 (US/Canada) or 1-913-312-0862 (international/local) and entering the following pass code: 6561948. Also, a replay of the conference call will be available over the Internet at http://www.energyfocusinc.com on August 12th, 2010 and will remain available for one year in the Investor Relations area of the site.

About Energy Focus, Inc.

Energy Focus, Inc. is a leading provider of energy efficient LED lighting products and turnkey energy efficient lighting solutions, holding 69 relevant lighting patents. Our solutions provide energy savings, aesthetics, safety and maintenance cost benefits over conventional lighting. Our long-standing relationship with the U.S. Government includes numerous research and development projects for the DOE and DARPA, creating energy efficient LED lighting systems for the U.S. Navy fleet and the next generation Very High Efficiency Solar Cell. Customers include supermarket chains, the US government, state and local governmental agencies, retail stores, museums, theme parks and casinos, hotels, swimming pool builders and many others. Company headquarters are located in Solon, OH, with additional offices in Nashville, TN, Pleasanton, CA, and the United Kingdom. For more information, see www.energyfocusinc.com.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For more information about potential factors that could affect Energy Focus financial results, please refer to the Company’s SEC reports, including its Annual Reports on Form 10-K and its quarterly reports on Form 10-Q. These forward-looking statements speak only as of the date hereof. Energy Focus disclaims any intention or obligation to update or revise any forward-looking statements.

Media Contact:
Energy Focus, Inc., Public Relations Office	.
(440) 715-1295
Investor Contact:
Brian Tanous CleanTech IR, Inc (310)-541-6824 btanous@cleantech-ir.com

ENERGY FOCUS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(amounts in thousands except share and per share data)

	June 30,	December 31,
	2010	2009
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$2,099	$1,062
Accounts receivable, net	6,023	2,922
Inventories, net	2,948	3,770
Prepaid and other current assets	944	509

Total current assets	12,014	8,263
Property and equipment, net	2,730	3,091
Goodwill	672	672
Intangible assets, net	2,213	2,750
Collateralized assets	2,500	2,500
Other assets	64	102
Total assets	$20,193	$17,378

LIABILITIES
Current liabilities:
Accounts payable	$5,820	$1,677
Accrued liabilities	2,210	1,854
Deferred revenue	788	295

Total current liabilities	8,818	3,826
Other deferred liabilities	7	149
Acquisition-related contingent liabilities	971	1,183
Long-term borrowings	1,711	715

Total liabilities	11,507	5,873
SHAREHOLDERS’ EQUITY
Preferred stock, par value $0.0001 per share:
Authorized: 2,000,000 shares in 2010 and 2009
Issued and outstanding: no shares in 2010 and 2009	—	—
Common stock, par value $0.0001 per share:
Authorized: 60,000,000 shares at June 30, 2010 and
30,000,000 at December 31, 2009 Issued and outstanding: 23,299,000 at June 30, 2010 and
21,250,000 at December 31, 2009	1	1
Additional paid-in capital	74,034	71,373
Accumulated other comprehensive income	376	474
Accumulated deficit	(65,725)	(60,343)
Total shareholders’ equity	8,686	11,505
Total liabilities and shareholders’ equity	$20,193	$17,378

ENERGY FOCUS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands except per share amounts)
(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2010	2009	2010	2009
Net sales	$8,958	$3,325	$17,315	$5,848
Cost of sales	7,390	2,513	14,352	4,808

Gross profit	1,568	812	2,963	1,040
Operating expenses:
Research and development	(134)	175	(79)	331
Sales and marketing	1,518	1,575	3,137	3,121
General and administrative	1,516	1,172	3,195	2,436
Revaluation of equity instruments	329	—	1,750	—
Restructuring expense	—	—	26	—

Total operating expenses	3,229	2,922	8,029	5,888

Loss from operations	(1,661)	(2,110)	(5,066)	(4,848)
Other income (expense):
Other (expense) income	(1)	149	(66)	168
Interest expense	(148)	(21)	(247)	(41)

Loss from continuing operations before income taxes	(1,810)	(1,982)	(5,379)	(4,721)
Provision for income taxes	(2)	—	(3)	—

Loss from continuing operations	$(1,812)	$(1,982)	$(5,382)	$(4,721)
Discontinued operations:
Loss from discontinued operations before income taxes	—	(367)	—	(669)
Provision for income taxes	—	—	—	—

Loss from discontinued operations	—	(367)	—	(669)

Net loss	$(1,812)	$(2,349)	$(5,382)	$(5,390)

Net loss per share — basic and diluted	$(0.08)	$(0.16)	$(0.25)	$(0.36)

Shares used in computing net loss per share -
basic and diluted	22,582	14,915	21,953	14,877